                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c), AND (d) AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)(1)

                             ALLIANCE IMAGING, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   018606-20-2
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ]  Rule 13d-1(b)
               [ ]  Rule 13d-1(c)
               [X]  Rule 13d-1(d)

----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         ------------------
CUSIP No. 018606-20-2                                         Page 2 of 12 pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
       Names of Reporting Persons

1.     I.R.S. Identification No. of Above Persons (Entities Only)

               VIEWER HOLDINGS L.L.C.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group                 (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

               DELAWARE
--------------------------------------------------------------------------------

Number of       5.   Sole Voting Power
Shares
Beneficially                 35,144,570
Owned By       -----------------------------------------------------------------
Each
Reporting       6.   Shared Voting Power
Person
With                         -0-
               -----------------------------------------------------------------

                7.   Sole Dispositive Power

                             35,144,570
               -----------------------------------------------------------------

               8.    Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                35,144,570
--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                74.1%
--------------------------------------------------------------------------------
12.     Type of Reporting Person

                OO
--------------------------------------------------------------------------------

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---------------------                                         ------------------
CUSIP No. 018606-20-2                                         Page 3 of 12 pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.     Names of Reporting Persons

       I.R.S. Identification No. of Above Persons (Entities Only)

               KKR 1996 FUND L.P.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group                 (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

               DELAWARE
--------------------------------------------------------------------------------

Number of       5.   Sole Voting Power
Shares
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each
Reporting       6.   Shared Voting Power
Person
With                         35,144,570
               -----------------------------------------------------------------

                7.   Sole Dispositive Power

                             -0-
               -----------------------------------------------------------------

               8.    Shared Dispositive Power

                             35,144,570
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                35,144,570
--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                74.1%
--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN
--------------------------------------------------------------------------------

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---------------------                                         ------------------
CUSIP No. 018606-20-2                                         Page 4 of 12 pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.     Names of Reporting Persons

       I.R.S. Identification No. of Above Persons (Entities Only)

               KKR ASSOCIATES 1996, L.P.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group                 (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

               DELAWARE
--------------------------------------------------------------------------------

Number of       5.   Sole Voting Power
Shares
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each
Reporting       6.   Shared Voting Power
Person
With                         35,144,570
               -----------------------------------------------------------------

                7.   Sole Dispositive Power

                             -0-
               -----------------------------------------------------------------

                8.   Shared Dispositive Power

                             35,144,570
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                35,144,570
--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                74.1%
--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 018606-20-2                                         Page 5 of 12 pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.     Names of Reporting Persons

       I.R.S. Identification No. of Above Persons (Entities Only)

               KKR 1996 GP L.L.C.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group                 (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

               DELAWARE
--------------------------------------------------------------------------------

Number of       5.   Sole Voting Power
Shares
Beneficially                 -0-
Owned By       -----------------------------------------------------------------
Each
Reporting       6.   Shared Voting Power
Person
With                         35,144,570
               -----------------------------------------------------------------

                7.   Sole Dispositive Power

                             -0-
               -----------------------------------------------------------------

                8.   Shared Dispositive Power

                             35,144,570
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                35,144,570
--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                74.1%
--------------------------------------------------------------------------------
12.     Type of Reporting Person

                OO
--------------------------------------------------------------------------------

ITEM 1.

(a)     NAME OF ISSUER:

               Alliance Imaging, Inc.

(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1065 Pacific Center Drive, Suite 200
               Anaheim, California 92806

ITEM 2.

(a)     NAME OF PERSON FILING:

               Viewer Holdings L.L.C.
               KKR 1996 Fund L.P.
               KKR Associates 1996, L.P.
               KKR 1996 GP L.L.C.


(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               9 West 57th Street
               New York, New York 10019

(c)     CITIZENSHIP:

               See Item 4 of each cover page.

(d)     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share

(e)     CUSIP NUMBER:

               018606-20-2

ITEM 3.        Not applicable

ITEM 4.        OWNERSHIP

(a)     AMOUNT BENEFICIALLY OWNED:

               As of December 31, 2001, Viewer Holdings L.L.C., a Delaware limited liability company, was the record owner of 35,144,570 shares of common stock of


                               Page 6 of 12 pages

               Alliance Imaging, Inc. and has sole voting and dispositive power with respect to the shares which it holds of record. As the senior member of Viewer Holdings L.L.C., KKR 1996 Fund L.P. may be deemed to be the beneficial owner of the shares of common stock held by Viewer Holdings L.L.C. As the sole general partner of KKR 1996 Fund L.P., KKR Associates 1996, L.P. may be deemed to be the beneficial owner of the shares of common stock held by Viewer Holdings L.L.C. As the sole general partner of KKR Associates 1996, L.P., KKR 1996 GP L.L.C. also may be deemed to be the beneficial owner of the shares of common stock held by Viewer Holdings L.L.C. KKR 1996 GP L.L.C. is a Delaware limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Robert I. MacDonnell, Paul E. Raether, Michael
               W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Scott M. Stuart, Edward A. Gilhuly, Johannes Huth, Todd
               A. Fisher, Alexander Navab and Neil A. Richardson. Each of these individuals may be deemed to share beneficial ownership of any shares of common stock of Alliance Imaging, Inc. that KKR 1996 GP L.L.C. may beneficially own or be deemed to beneficially own, but disclaim any such beneficial ownership.

(b)     PERCENT OF CLASS:

               See Item 11 of each cover page.

(c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (i)    Sole power to vote or direct the vote:

                      See Item 5 of each cover page.

        (ii)   Shared power to vote or to direct the vote:

                      See Item 6 of each cover page.

        (iii)  Sole power to dispose or to direct the disposition of:

                      See Item 7 of each cover page.

        (iv)   Shared power to dispose or to direct the disposition of:

                      See Item 8 of each cover page.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                               Page 7 of 12 pages

               See Item 4 above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.       CERTIFICATION

               Not applicable.


                               Page 8 of 12 pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2002

                                 VIEWER HOLDINGS L.L.C.

                                 By: /s/ William Janetschek
                                    ---------------------------------
                                        Name: William Janetschek
                                        Title: Attorney-in-fact for
                                        Michael W. Michelson, President

                                 KKR 1996 FUND L.P.
                                 By: KKR Associates 1996, L.P., general partner
                                 By: KKR 1996 GP L.L.C., general partner

                                 By: /s/ William Janetschek
                                    ---------------------------------
                                        Name: William Janetschek
                                        Title: Attorney-in-fact for
                                        Michael W. Michelson

                                 KKR ASSOCIATES 1996, L.P.
                                 By: KKR 1996 GP L.L.C., general partner

                                 By: /s/ William Janetschek
                                    ---------------------------------
                                        Name: William Janetschek
                                        Title: Attorney-in-fact for
                                        Michael W. Michelson

                                 KKR 1996 GP L.L.C.

                                 By: /s/ William Janetschek
                                    ---------------------------------
                                        Name: William Janetschek
                                        Title: Attorney-in-fact for
                                        Michael W. Michelson



                               Page 9 of 12 pages

                                  EXHIBIT INDEX

Exhibit 1  -  Joint Filing Agreement

Exhibit 24 -  Power of Attorney


                               Page 10 of 12 pages

                             JOINT FILING AGREEMENT

               We, the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

Date:  February 14, 2002
                                 VIEWER HOLDINGS L.L.C.

                                 By: /s/ William Janetschek
                                    ---------------------------------
                                        Name: William Janetschek
                                        Title: Attorney-in-fact for
                                        Michael W. Michelson, President

                                 KKR 1996 FUND L.P.
                                 By: KKR Associates 1996, L.P., general partner
                                 By: KKR 1996 GP L.L.C., general partner

                                 By: /s/ William Janetschek
                                    ---------------------------------
                                        Name: William Janetschek
                                        Title: Attorney-in-fact for
                                        Michael W. Michelson

                                 KKR ASSOCIATES 1996, L.P.
                                 By: KKR 1996 GP L.L.C., general partner

                                 By: /s/ William Janetschek
                                    ---------------------------------
                                        Name: William Janetschek
                                        Title: Attorney-in-fact for
                                        Michael W. Michelson

                                 KKR 1996 GP L.L.C.

                                 By: /s/ William Janetschek
                                    ---------------------------------
                                        Name: William Janetschek
                                        Title: Attorney-in-fact for
                                        Michael W. Michelson


                               Page 11 of 12 pages

EXHIBIT 24

                                POWER OF ATTORNEY

        Know all men by these presents that Michael W. Michelson does hereby make, constitute and appoint William J. Janetschek and Richard J. Kreider, or either one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (both in the undersigned's individual capacity and as a member of any limited liability company or limited partnership for which the undersigned is otherwise authorized to sign), to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to any investments of KKR Associates, L.P., KKR Associates 1996 L.P., KKR Associates II (1996) Limited Partnership, KKR Associates (Strata) L.P., KKR Associates (KLC) L.P., and KKR Associates (NXS) L.P. (including any amendments or supplements to any reports, forms or schedules previously filed by such persons or entities): (i) pursuant to Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), including without limitation, Schedule 13D, Schedule 13G, statements on Form 3, Form 4 and Form 5 and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID.

                                            /s/ Michael W. Michelson
                                            ------------------------------------
                                            Name:  Michael W. Michelson


September 20, 1999


                               Page 12 of 12 pages